UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

THE DOW CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 (Commission File Number)	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan 48674
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(989) 636-1000

Not applicable
(Former name or former address, if changed since last report.)

Item 1.01 Entry into a Material Definitive Agreement

The American Jobs Creation Act of 2004 (the "Act") was signed into law by President Bush on October 22, 2004. The Act adds new Section 409A to the Internal Revenue Code of 1986, which changes the income tax treatment of nonqualified deferred compensation plans and imposes a number of new requirements that such plans must adopt, both in form and operation, in order to defer income for years beginning after December 31, 2004. The Dow Chemical Company ("Dow") has certain existing nonqualified deferred compensation plans that are subject to the Act including The Dow Chemical Company Elective Deferral Plan and The Dow Chemical Company Voluntary Deferred Compensation Plan for Non-Employee Directors (collectively, the "Existing Plans" which are identified in Exhibits 10(c) and 10(p), respectively, in Dow's 2003 10-K).

To ensure that income which would have been subject to the terms and conditions of the Existing Plans can be deferred for years beginning after December 31, 2004, Dow's Board of Directors adopted a resolution on December 9, 2004, approving two new plans to comply with the Act: (1) The Dow Chemical Company Elective Deferral Plan (for deferrals made on or after January 1, 2005) (the "EDPlan"); and (2) The Dow Chemical Company Voluntary Deferred Compensation Plan for Non-Employee Directors (for deferrals made on or after January 1, 2005) (the "NEDPlan").

The EDPlan provides designated Dow employees ("Participants") with an opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon. A brief description of certain aspects of the EDPlan follows. (The official provisions of the EDPlan are contained in the plan document itself, which will be attached as an exhibit to Dow's 2004 10-K, and control in the event of a discrepancy.)

    The EDPlan allows a Participant to defer a portion of his or her pre-tax salary and performance awards received on or after January 1, 2005. The amount deferred will be credited to that Participant's account, and earnings based on several methods selected by the Participant will accumulate thereon on a tax-deferred basis.

    Deferrals are eligible for partial matching contributions by Dow.

    Benefits from the EDPlan may be received while the Participant is employed at Dow or at Retirement in a lump sum or in equal monthly, quarterly or annual payments paid out over up to 15 years. Any election regarding an alternative form of payment must be made 12 months in advance. Upon death, any such benefits not previously paid out will be paid to a designated beneficiary in a lump sum. In accordance with the Act, certain Key Employee Participants will be required to wait an additional six months to begin receiving benefits from the EDPlan. Income taxes on deferred amounts, including earnings thereon, will not be required to be paid until such benefits are paid to the Participant or his or her beneficiary.

    Each Participant is an unsecured general creditor of Dow with respect to his or her own EDPlan benefits. Benefits are payable solely from Dow's general assets, and are subject to the risk of corporate insolvency. Each Participant's deferred compensation will be mingled with the general funds of Dow and may therefore be subject to a lien or security interest of other creditors.

    Dow reserves the right to amend or partially or completely terminate the EDPlan, provided that such amendment or termination does not result in any reduction of a Participant's account balance, including previous earnings or losses, as of the date of such amendment or termination.

    Dow has appointed the Retirement Board to assist in administering the EDPlan. The Retirement Board has the right to interpret the EDPlan and determine all other matters that might arise under the terms and conditions of the EDPlan. Its decisions are final and binding on all Participants.

The NEDPlan provides non-employee directors ("Participants") with an opportunity to defer a portion of their director compensation and accumulate tax-deferred earnings thereon. A brief description of certain aspects of the NEDPlan follows. (The official provisions of the NEDPlan are contained in the plan document itself, which will be attached as an exhibit to Dow's 2004 10-K, and control in the event of a discrepancy.)

    The NEDPlan allows a Participant to defer a portion of his or her pre-tax director compensation received on or after January 1, 2005. The amount deferred will be credited to that Participant's account, and earnings based on several methods selected by the Participant will accumulate thereon on a tax-deferred basis.

    Benefits from the NEDPlan may be received following the Participant's termination of service as a director in one to ten annual installments as directed by the Participant. Any election regarding an alternative form of payment must be made 12 months in advance. Upon death, any such benefits not previously paid out will be paid to a designated beneficiary in a lump sum. Income taxes on deferred amounts, including earnings thereon, will not be required to be paid until such benefits are paid to the Participant or his or her beneficiary.

    Each Participant is an unsecured general creditor of Dow with respect to his or her own NEDPlan benefits. Benefits are payable solely from Dow's general assets, and are subject to the risk of corporate insolvency. Each Participant's deferred director compensation will be mingled with the general funds of Dow and may therefore be subject to a lien or security interest of other creditors.

    Dow reserves the right to amend or partially or completely terminate the NEDPlan, provided that such amendment or termination does not result in any reduction of a Participant's account balance, including previous earnings or losses, as of the date of such amendment or termination.

    Dow has appointed the Committee on Directors and Governance (the "Committee") to assist in administering the EDPlan. The Committee has the right to interpret the NEDPlan and determine all other matters that might arise under the terms and conditions of the NEDPlan. Its decisions are final and binding on all Participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 10, 2004                    THE DOW CHEMICAL COMPANY

By: /S/ FRANK H. BROD
Name:  Frank H. Brod
Title: Vice President and Controller